UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       January 30, 2015

MOVADO GROUP, INC.
(Exact name of registrant as specified in its charter)
NEW YORK
(State or other jurisdiction of incorporation)
1-16497	13-2595932
(Commission File Number)	(I.R.S. Employer Identification No.)
650 From Road , Suite 375 Paramus, New Jersey	07652-3556
(Address of principal executive offices)	(Zip Code)

(201) 267-8000
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On January 30, 2015, Movado Group, Inc. (the “Company”), together with Movado Group Delaware Holdings Corporation, Movado Retail Group, Inc. and Movado LLC (together with the Company, the “Borrowers”), each a wholly owned domestic subsidiary of the Company, entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto and Bank of America, N.A. as administrative agent (in such capacity, the “Agent”).  The Credit Agreement provides for a $100.0 million senior secured revolving credit facility (the “Facility”) including a $15.0 million letter of credit subfacility, that matures on January 30, 2020, with provisions for uncommitted increases of up to $50.0 million in the aggregate subject to customary terms and conditions.

In connection with the Credit Agreement, the Borrowers entered into a Security and Pledge Agreement dated as of January 30, 2015 in favor of the Agent (the “Security Agreement”).

This summary does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and the Security Agreement, each of which is filed as an exhibit to this report.

As of January 30, 2015, no loans were drawn under the Facility; however approximately $3.95 million in letters of credit which were outstanding under the Borrower’s existing asset-based revolving credit facility, which was concurrently terminated as described in Item 1.02 below, were deemed to be issued and outstanding under the Facility.  As of January 30, 2015, availability under the Facility was approximately $96.05 million.

Borrowings under the Facility bear interest at rates selected periodically by the Company at LIBOR plus 1.25% per annum (subject to increases up to a maximum of 1.75% per annum based on the Company’s consolidated leverage ratio) or a base rate plus  0.25% (subject to increase up to a maximum of 0.75% per annum based on the Company’s consolidated leverage ratio).  The Company has also agreed to pay certain fees and expenses and provide certain indemnities, all of which are customary for such financings.

The borrowings under the Facility are joint and several obligations of the Borrowers and are also cross-guaranteed by each Borrower.  In addition, pursuant to the Security Agreement, the Borrowers’ obligations under the Facility are secured by first priority liens, subject to permitted liens, on substantially all of the Borrowers’ assets other than certain excluded assets. The Security Agreement contains representations and warranties and covenants, which are customary for pledge and security agreements of this type, relating to the creation and perfection of security interests in favor of the Agent over various categories of the Company’s assets.

The Credit Agreement contains affirmative and negative covenants binding on the Borrowers and their subsidiaries that are customary for credit facilities of this type, including, but not limited to, restrictions and limitations on the incurrence of debt and liens, dispositions of assets, capital expenditures, dividends and other payments in respect of equity interests, the making of loans and equity investments, mergers, consolidations, liquidations and dissolutions, and transactions with affiliates (in each case, subject to various exceptions).

The Borrowers are also subject to a minimum consolidated EBITDA test of $50.0 million and a consolidated leverage ratio covenant not to exceed 2.50 to 1.00, each measured as of the last day of each fiscal quarter.

The Credit Agreement contains events of default that are customary for facilities of this type, including, but not limited to, nonpayment of principal, interest, fees and other amounts when due, failure of any representation or warranty to be true in any material respect when made or deemed made, violation of covenants, cross default with material indebtedness, material judgments, material ERISA liability, bankruptcy events, asserted or actual revocation or invalidity of the loan documents, and change of control.

Item 1.02.              Termination of a Material Definitive Agreement.

On January 30, 2015, in connection with the Company’s entry into the Credit Agreement as described in Item 1.01 above, the Company terminated, effective January 30, 2015, its Amended and Restated Loan and Security Agreement, dated as of July 17, 2009, as amended, by and between the Borrowers, the lenders party thereto and Bank of America, N.A., as agent for the lenders.  There were no borrowings outstanding under this agreement, and there were no material early termination penalties incurred as a result of the termination of this agreement.  Additionally, the Company used cash already on-hand to pay accrued fees and expenses in conjunction with the termination of this agreement and the rollover of certain outstanding letters of credit into the Facility.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the discussion under Item 1.01 above, which discussion is incorporated by reference herein.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1
Credit Agreement, dated as of January 30, 2015, by and among Movado Group, Inc., Movado Group Delaware Holdings Corporation, Movado Retail Group, Inc. and Movado LLC, as Borrowers, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent

10.2
Security and Pledge Agreement, dated as of January 30, 2015, by and among Movado Group, Inc., Movado Group Delaware Holdings Corporation, Movado Retail Group, Inc. and Movado LLC, as Grantors, and Bank of America, N.A., as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 5, 2015

MOVADO GROUP, INC.
By:	/s/ Timothy F. Michno
Name: Title:	Timothy F. Michno General Counsel